AMENDMENT NO. 3 TO

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO ADMINISTRATIVE SERVICES AGREEMENT (this "Amendment") is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company ("GFS"), and Dunham Funds, a Delaware statutory trust (the "Trust").

WHEREAS, GFS and the Trust are parties to that certain Administrative Services Agreement dated January 15, 2008, as amended (the "Agreement"); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the "Reporting Modernization Rules"); and

WHEREAS, GFS seeks the Trust's approval of additional fees associated with the preparation and filing of the newly adopted forms as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trust's Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)               Section 1(h) of the Agreement hereby is deleted in its entirety and replaced with the following:

(h)	1940 ACT filings -

In conjunction with the Trust's outside legal counsel the Administrator will:

•	Prepare the Trust's Form N-CEN reports;
•	Update all financial sections of the Trust's Statement of Additional Information and coordinate its completion;
•	Update all financial sections of the Trust's prospectus and coordinate its completion;
•	Update all financial sections of the Trust's proxy statement and coordinate its completion;
•	Prepare an annual update to Trust's 24f-2 filing (if applicable);

(b)	Schedule B to the Agreement hereby is amended by inserting the following section immediately after State Registration (Blue Sky) Fees:

REPORTING MODERNIZATION FEES

Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

[fee schedule omitted]

2.	Miscellaneous.

(a)              Except as hereby amended, the Agreement shall remain in full force and effect.

(b)             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS	GEMINI FUND SERVICES, LLC

By: /s/ Jeffrey Dunham	By: /s/ Kevin Wolf
Name: Jeffrey Dunham	Name: Kevin Wolf
Title: President	Title: President